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SPRINT CORPORATION
EXHIBIT (12)
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Unaudited)
                                                      Quarters Ended                        Year-to-Date
                                                         June 30,                             June 30,
                                          --------------------------------------------------------------------------
                                                 2004               2003              2004               2003
(millions, except ratios)                   (as restated)      (as restated)     (as restated)      (as restated)
- --------------------------------------------------------------------------------------------------------------------

Earnings
Income (loss) from continuing operations
   before income taxes                    $      378        $          (1)     $        750      $         159
Capitalized interest                             (12)                 (13)              (31)               (27)
Net losses in equity method investees             11                   10                23                 28
- --------------------------------------------------------------------------------------------------------------------

Subtotal                                         377                   (4)              742                160
- --------------------------------------------------------------------------------------------------------------------

Fixed charges
   Interest charges                              343                  377               694                771
   Interest factor of operating rents             90                   93               182                188
- --------------------------------------------------------------------------------------------------------------------

Total fixed charges                              433                  470               876                959
- --------------------------------------------------------------------------------------------------------------------

Earnings, as adjusted                     $      810        $         466      $      1,618      $       1,119
                                          --------------------------------------------------------------------------

Ratio of earnings to fixed charges              1.87                   -(1)            1.85               1.17
                                          --------------------------------------------------------------------------


(1) Earnings, as adjusted, were inadequate to cover fixed charges by $4 million during the 2003 second quarter.

Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings include income from continuing operations before income taxes, plus net losses in equity method investees, less capitalized interest. Fixed charges include interest on all debt of continuing operations, including amortization of debt issuance costs, and the interest component of operating rents.

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